Exhibit 11

                            CONSENT OF INDEPENDENT ACCOUNTANTS

                    We hereby consent to the following with respect to Post-Effective Amendment No. 31 to the Registration Statement (No. 33-20827) on Form N-1A under the Securities Act of 1933, as amended, of The RBB Fund, Inc.:

                    -The inclusion of our reports dated October 16, 1995 on our audit of the financial statements and financial highlights of the Warburg, Pincus Portfolios of The RBB Fund, Inc. in the Statement of Additional Information.

                    -The reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


          COOPERS & LYBRAND L.L.P.

          2400 Eleven Penn Center
          Philadelphia, Pennsylvania
          November 30, 1995